Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HELICOS BIOSCIENCES CORPORATION

Helicos Biosciences Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                       The name of the Corporation is Helicos Biosciences Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 9, 2003 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was RareEvent Medical Corporation.

2.                                       A Second Amended and Restated Certificate of Incorporation of the Corporation  was filed with the office of the Secretary of State of Delaware on March 1, 2006 under the name Helicos Biosciences Corporation.

3.                                       This Third Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Second Amended and Restated Certificate of Incorporation, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

4.                                       The text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Helicos Biosciences Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred eighty-four million, three hundred fourteen thousand and thirty (184,314,030) shares, of which (i) one hundred million (120,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), (ii) fifty-nine million, three hundred fourteen thousand and thirty (59,314,030) shares shall be a class designated as pre-IPO preferred stock, par value $.001 per share (the “pre-IPO Preferred Stock”), and (iii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock” and, together with the pre-IPO Preferred Stock, the “Preferred Stock”).

Of the total number of authorized shares of pre-IPO Preferred Stock, twenty-eight million, one hundred eighty-two thousand, two hundred forty-six (28,182,246) shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and thirty-one million, one hundred thirty-one thousand, seven hundred and eighty-four (31,131,784)shares are designated as Series B Convertible Stock (the “Series B Preferred Stock”).

The number of authorized shares of the class of Common Stock and Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the pre-IPO Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a)                                  the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b)                                 dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c)                                  upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. PRE-IPO PREFERRED STOCK

1.                                       Voting.

(a)                                  General. Except as may be otherwise provided in these terms of Preferred Stock or by law, the Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible (such Common Stock equivalence being referred to in this Certificate of Incorporation as an “As Converted Basis”).

(b)                                 Board Size. Subject to the provisions of paragraph 1(c) below, the Corporation shall not increase the maximum number of directors constituting the Board of Directors to a number in excess of eight (8) without the written consent or affirmative vote of either (i) the holders of at least a majority of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as one class or (ii) the vote or written consent of the Board of Directors, including the affirmative vote or consent of at least a majority of the directors elected by the holders of Preferred Stock.

(c)                                  Board Seats. The holders of the Preferred Stock, voting separately as one class, shall be entitled to elect five (5) directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of at least a majority in interest of the then outstanding shares of Preferred Stock shall constitute a quorum of the Preferred Stock for the election of directors to be elected solely by the holders of the Preferred Stock. A vacancy in any directorship elected by the holders of the Preferred Stock shall be filled only by vote or written consent of the holders of the Preferred Stock, consenting or voting, as the case may be, separately as one class. The directors to be elected by the holders of the Preferred Stock, voting separately as one class, shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders and until their successors have been elected and qualified.

2.                                       Dividends.

(a)                                  The Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock) on shares of Common Stock unless the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the product of (i) the per share dividend to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

(b)                                 From and after the date of the issuance of any shares of Series A Preferred Stock, the holders of such shares of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate of eight percent (8%) per share on the Series A Original Issue Price thereof with simple interest calculated on an annual basis (the “Series A Accruing Dividends”). From and after the date of the issuance of any shares of Series B Preferred Stock, the holders of such shares of the Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate of eight percent (8%) per share on the Series B Original Issue Price thereof with simple interest calculated on an annual basis (the “Series B Accruing Dividends” and, together with the Series A Accruing Dividends, the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative; provided however, that except as provided in paragraph 3, the Corporation shall be under no obligation to pay such Accruing Dividends unless so declared by the Board of Directors. The Corporation shall not at any time pay a dividend on any series of Preferred Stock unless at the same time an equivalent dividend is paid to the holders of all other series of Preferred Stock on a pari passu basis. For the purposes of this Certificate of Incorporation, “Series A Original Issue Price” shall mean $0.9555 (subject to appropriate adjustment by the Corporation’s Board of Directors in the event of any stock split or similar event) and “Series B Original Issue Price” shall mean $1.29 (subject to appropriate adjustment by the Corporation’s Board of Directors in the event of any stock split or similar event).

3.                                       Liquidation, Dissolution or Winding Up.

(a)                                  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Preferred Stock shall be entitled, on a pari passu basis, before any distribution or payment is made upon any other class or series of capital stock, to be paid an amount equal to (i) with respect to the Series A Preferred Stock, the greater of (A) the sum of (1) the Series A Original Issue Price per share, (2) an amount equal to all Series A Accruing Dividends unpaid thereon (whether or not declared) and (3) any other dividends declared but unpaid thereon, computed to the date payment thereof is made available or (B) such amount per share as would have been payable had each such share of Series A Preferred Stock been converted to Common Stock pursuant to paragraph 5 immediately prior to such liquidation, dissolution or winding up (assuming for purposes of such determination that (x) all shares of each series of Preferred Stock that would receive a greater amount under this subclause B than pursuant to subclause A above were converted to Common Stock pursuant to paragraph 5 and (y) all shares of each series of Preferred Stock were issued on the date that the first share of such series was issued), and (ii) with respect to the Series B Preferred Stock, the greater of (A) the sum of (1) the Series B Original Issue Price per share, (2) an amount equal to all Series B Accruing Dividends unpaid thereon (whether or not declared) and (3) any other dividends declared but unpaid thereon, computed to the date payment thereof is made available or (B) such amount per share as would have been payable had each such share of Series B Preferred Stock been converted to Common Stock pursuant to paragraph 5 immediately prior to such liquidation, dissolution or winding up (assuming for purposes of such determination that (x) all shares of each series of Preferred Stock that would receive a greater amount under this subclause B than pursuant to subclause A above were converted to Common Stock pursuant to paragraph 5 and (y) all shares of each series of Preferred Stock were issued on the date that the first share of such series was issued).

If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to such series of shares of Preferred Stock upon such distribution if all amounts payable on or with respect to said shares were paid in full.

After such payment shall have been made in full to the holders of the Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of such holders so as to be available for such payment, the holders of Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

(b)                                 The (i) consolidation or merger of the Corporation into or with any other entity or entities (except a consolidation or merger into a subsidiary or merger in which the Corporation is the surviving corporation and the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting stock outstanding immediately following the transaction), (ii) the sale or transfer by the Corporation of all or substantially all its assets, or (iii) the sale, exchange or transfer by the Corporation’s stockholders, in a single transaction or series of related transactions, of capital stock representing a majority of the voting power at elections of directors of the Corporation shall be deemed to be a liquidation within the meaning of the provisions of this paragraph 3 (subject to the provisions of this paragraph 3 and not the provisions of subparagraph 5(g) hereof, unless subparagraph 5(g) is elected in the following proviso); provided, however, that the holders of at least two-thirds of the then outstanding shares of Preferred Stock, on an As Converted Basis, shall have the right to elect that the benefits of the provisions of subparagraph 5(g) apply to all outstanding shares of Preferred Stock in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this paragraph 3.

(c)                                  Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

4.                                       Restrictions.

(a)                                  In addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the written consent of the holders of at least two-thirds in interest of the then outstanding shares of Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class on an As Converted Basis, the Corporation will not:

(i)                                     Consent to any liquidation, dissolution or winding up of the Corporation or merge or consolidate with or into any other corporation, corporations, entity or entities (except a consolidation or merger in which the Corporation is the surviving Corporation and the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction); or

(ii)                                  Sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets.

(iii)                               Authorize, create or issue any class of capital stock having any preference or priority over or parity with the Series A Preferred Stock or Series B Preferred Stock (other than additional shares of Series B Preferred Stock pursuant to the Series B Preferred Stock Purchase Agreement dated as of March 1, 2006 between the Corporation and the other parties thereto, as may be amended from time to time (the “Series B Purchase Agreement”)) or create or authorize any obligation or security convertible into shares of any such class of capital stock, whether any such authorization, creation or issuance shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

(iv)                              Increase the authorized number of shares of Preferred Stock; or

(v)                                 Pay or declare any dividend on the Corporation’s capital stock other than the Accruing Dividends, or effect a material change in the Corporation’s dividend policy.

(b)                                 So long as any shares of Series A Preferred Stock remain outstanding, without the written consent of the holders of at least a majority in interest of the then outstanding shares of Series A Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class, the Corporation will not, either directly or indirectly, by amendment, merger, consolidation or otherwise, amend, alter or repeal any provision of its Certificate of Incorporation or By-laws in a manner that is adverse to the Series A Preferred Stock.

(c)                                  So long as any shares of Series B Preferred Stock remain outstanding, without the written consent of the holders of at least a majority in interest of the then outstanding shares of Series B Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class, the Corporation will not amend, either directly or indirectly, by amendment, merger, consolidation or otherwise, alter or repeal any provision of its Certificate of Incorporation or By-laws in a manner that is adverse to the Series B Preferred Stock.

5.                                       Conversion of the Preferred Stock. The holders of shares of Preferred Stock shall have the following conversion rights:

(a)                                  Right to Convert. Subject to the terms and conditions of this paragraph 5, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any such shares of Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) with respect to the Series A Preferred Stock, multiplying the number of shares of Series A Preferred Stock so to be converted by the Series A Original Issue Price and dividing the result by the conversion price of $4.29975 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Series A Conversion Price”) and (ii) with respect to the Series B Preferred Stock, multiplying the number of shares of Series B Preferred Stock so to be converted by the Series B Original Issue Price and dividing the result by the conversion price of $5.805 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Series B Conversion Price” and, together with the Series A Conversion Price, the “Conversion Price”). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Notwithstanding any other provisions hereof, if a conversion of Preferred Stock is to be made in connection with any transaction affecting the Corporation, the conversion of any shares of Preferred Stock, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction.

(b)                                 Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in paragraph 5(a) and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion

Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c)                                  Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any such conversion with respect to any cash dividends previously payable on the Common Stock issued upon such conversion. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to paragraph 5(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph 5(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation, and based upon the aggregate number of shares of Preferred Stock surrendered by any one holder.

(d)                                 Adjustment of Conversion Price Upon Issuance of Common Stock. Except as provided in paragraphs 5(e) and 5(f), if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 5(d)(1) through 5(d)(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, (such number being appropriately adjusted to reflect the occurrence of any event described in paragraph 5(f)), then, forthwith upon such issue or sale, the Series A Conversion Price or Series B Conversion Price, as applicable, shall be reduced to the price determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock and Common Stock equivalents outstanding immediately prior to such issue or sale calculated on a fully diluted basis assuming conversion of all Preferred Stock and the exercise or exchange of all outstanding derivative securities exercisable or exchangeable for Common Stock (not including, for purposes of this formula, Common Stock reserved for issuance pursuant to an option plan or similar agreement) multiplied by the then existing Series A Conversion Price or Series B Conversion Price, as applicable, and (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) an amount equal to the sum of (A) the total number of shares of Common Stock outstanding immediately prior to such issue or sale calculated on a fully diluted basis assuming conversion of all Preferred Stock and the exercise or exchange of all outstanding derivative securities exercisable or exchangeable for Common Stock (not including, for purposes of this formula, Common Stock reserved for issuance pursuant to an option plan or similar agreement), but excluding any shares of Common Stock issuable upon conversion of the Preferred Stock as a result of the application of this anti-dilution adjustment and (B) the total number of shares of Common Stock issuable in such issue or sale.

For purposes of this paragraph 5(d), the following subparagraphs 5(d)(1) to 5(d)(7) shall also be applicable:

(1)                                  Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2)                                  Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (i) except as otherwise provided in subparagraph 5(d)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (ii) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this paragraph 5(d), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(3)                                  Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 5(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 5(d)(1) or 5(d)(2), or the rate at which Convertible Securities referred to in subparagraph 5(d)(1) or 5(d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted (in each case by an amount equal to not less than one cent ($.01)) to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no such readjustment shall result in an increase to the Conversion Price above the Conversion Price that would have been in effect had such Option or Convertible Security never been issued; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities without exercise, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(4)                                  Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to paragraph 5(f)), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold   without consideration.

(5)                                  Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the

Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

(6)                                  Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(7)                                  Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this paragraph 5(d).

(e)                                  Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series A Conversion Price or Series B Conversion Price in the case of the issuance of (i) shares of Common Stock issuable upon conversion of the Preferred Stock, (ii) Reserved Employee Shares (as defined below), (iii) the Charitable Reserve Shares (as defined below), (iv) securities issuable in connection with a bank financing approved by the Board of Directors, which approval shall include the affirmative vote of at least a majority of the directors designated by the holders of Preferred Stock, (v) any securities issued in connection with a strategic partnership, joint venture or other similar agreement, provided that such is approved by a majority of the Board of Directors and such majority includes at least a majority of the directors designated by the holders of Preferred Stock, (vi) shares of Series B Preferred Stock pursuant to the Series B Purchase Agreement, and (vii) 200,000 shares of Common Stock issued to Stanley N. Lapidus pursuant to Section 5.6 of the Series B Purchase Agreement. The term “Reserved Employee Shares” shall mean shares of Common Stock reserved by the Corporation from time to time for (x) the sale of shares of Common Stock to employees, consultants or non-employee directors (other than representatives of the holders of Preferred Stock) of the Corporation or (y) the issuance and/or exercise of options to purchase Common Stock granted to employees, consultants or non-employee directors (other than representatives of the holders of Preferred Stock) of the Corporation, not to exceed in the aggregate 4,572,530 shares of Common Stock (appropriately adjusted to reflect an event described in paragraph 5(f) hereof). The foregoing number of Reserved Employee Shares may be increased by vote or written consent of at least a majority of the members of the Board of Directors, which majority shall include the vote or written consent of at least a majority directors designated by the holders of Series A Preferred Stock. The term “Charitable Reserve Shares” shall mean shares of Common Stock reserved by the Company for charitable donations to be granted by the Corporation at the discretion of the Board of Directors from time to time, not to exceed in the aggregate 277,778 shares of Common Stock (appropriately adjusted to reflect an event described in paragraph 5(f) hereof).

(f)                                    Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(g)                                 Reorganization or Reclassification. If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other similar transaction (any such transaction being referred to herein as an “Organic Change”) shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(h)                                 Notice of Adjustment. Upon any adjustment of the Series A Conversion Price or the Series B Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price, as applicable, resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

(i)                                     Other Notices. In case at any time:

(1)                                  the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2)                                  the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(3)                                  there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

(4)                                  there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 15 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

(j)                                     Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

(k)                                  No Reissuance of Preferred Stock. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(l)                                     Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

(m)                               Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock, in any manner which interferes with the timely conversion of such Preferred Stock except as may otherwise be required to comply with applicable securities laws.

(n)                                 Definition of Common Stock. As used in this paragraph 5, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $.001 per share, as constituted on the date of filing of these terms of the Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 5(g).

(o)                                 Mandatory Conversion. All outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall automatically convert to shares of Common Stock pursuant to the further provisions of this paragraph 5 effective (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration under the Securities Act covering the offer and sale by the Corporation of its Common Stock on the New York Stock Exchange or The NASDAQ Global Market in which the aggregate offering proceeds to the Corporation equal or exceed $40 million and the per share offering price (A) with respect to the Series A Preferred Stock is at least $12.00 or such lower amount as may be determined by the vote or written consent of at least a two-thirds majority of the members of the Company’s Board of Directors on or prior to August 31, 2007 (and, after August 31, 2007, $12.89925) (subject to appropriate adjustment by the Corporation’s Board of Directors in the event of any stock split or similar event) and (B) with respect to the Series B Preferred Stock is at least $12.00 or such lower amount as may be determined by the vote or written consent of at least a two-thirds majority of the members of the Company’s Board of Directors on or prior to August 31, 2007 (and, after August 31, 2007, $17.415) (subject to appropriate adjustment by the Corporation’s Board of Directors in the event of any stock split or similar event), or (ii) upon the written consent of the holders of at least two-thirds in interest of the then outstanding shares of Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class on an As Converted Basis.

(p)                                 Special Mandatory Conversion.

(1)                                  If any holder of shares of Preferred Stock is entitled to exercise the right of first refusal (or would be so entitled in the absence of any applicable waiver or modification) granted pursuant to Section 12 of the Amended and Restated Investor Rights Agreement dated as of March 1, 2006 between the Corporation and the other parties thereto, as amended from time to time (the “Investor Rights Agreement”) with respect to (i) a Qualified

Financing (as defined below) and such holder does not purchase, in the aggregate, in such Qualified Financing and within the time period specified by the Corporation (provided that the Corporation has given such holder at least ten (10) days written notice of the Qualified Financing), such holder’s Pro Rata Amount (as defined below), then each share of Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into shares of Common Stock at the Conversion Price in effect immediately prior to the consummation of such Qualified Financing, effective upon, subject to, and concurrently with, the consummation of the Qualified Financing or (ii) a Series B Qualified Financing (as defined below) and such holder does not purchase, in the aggregate, in such Series B Qualified Financing and within the time period specified by the Corporation (provided that the Corporation has given such holder at least ten (10) days written notice of the Series B Qualified Financing), such holder’s Pro Rata Amount, then each share of Series B Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into shares of Common Stock at the Series B Conversion Price in effect immediately prior to the consummation of such Series B Qualified Financing, effective upon, subject to, and concurrently with, the consummation of the Series B Qualified Financing. In addition, if any holder of shares of Series B Preferred Stock is required to purchase shares of Series B Preferred Stock pursuant to Section 2.2 of the Series B Purchase Agreement (the “Series B Second Closing”) and such holder does not purchase, in the aggregate, within the time period specified in Section 2.2 of the Series B Purchase Agreement, the full amount of Offered Securities with respect to such holder, then each share of Series B Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into shares of Common Stock at the Series B Conversion Price in effect immediately prior to the Series B Second Closing. For purposes of determining the number of shares of Preferred Stock owned by a holder, and for determining the number of Offered Securities a holder of Preferred Stock has purchased in a Qualified Financing, Series B Qualified Financing or Series B Second Closing, all shares of Preferred Stock held by Affiliates of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Upon any such conversion pursuant hereto (a “Special Mandatory Conversion”), any shares of Preferred Stock so converted shall be cancelled and not subject to reissuance.

(2)                                  Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Section 5(p)(1) shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5(p). All rights with respect to the Preferred Stock converted pursuant to Section 5(p)(1), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the

Special Mandatory Conversion and the surrender of the certificate or certificates for Preferred Stock so converted, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 5(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(3)                                  All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the time of the Special Mandatory Conversion, be deemed to have been retired and cancelled, and the shares of Preferred Stock converted pursuant to Section 5(p)(1) represented thereby shall, from and after the time of the Special Mandatory Conversion, be deemed to have been converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(4)                                  For purposes of this Section 5(p), the following definitions shall apply:

(i)                                     “Affiliate” shall mean, with respect to any holder of shares of Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

(ii)                                  “Offered Securities” shall mean (A) with respect to a Qualified Financing or Series B Qualified Financing, the equity securities of the Corporation set aside by the Board of Directors for purchase by holders of outstanding shares of Preferred Stock in connection with a Qualified Financing or Series B Qualified Financing, and offered to such holders and (B) with respect to the Series B Second Closing, the shares of Series B Preferred Stock set forth next to such holder’s name on Schedule IB to the Series B Purchase Agreement.

(iii)                               “Pro Rata Amount” shall mean, with respect to any holder of Preferred Stock, the lesser of (a) the number of Offered Securities that such holder is entitled to purchase (or would be so entitled in the absence of any applicable waiver or modification) pursuant to Section 12 of the Investor Rights Agreement in such Qualified Public Financing or Series B Qualified Public Financing or (b) the maximum number of Offered Securities that such holder is permitted by the Corporation to purchase in such Qualified Financing or Series B Qualified Financing, after giving effect to any cutbacks or limitations established by the Board of Directors or the other parties to the Investor Rights Agreement pursuant to a waiver or modification thereof and applied on a pro rata basis to all holders of Preferred Stock.

(iv)                              “Qualified Financing” shall mean any transaction involving the issuance or sale of equity securities of the Corporation that would result in the reduction of both the Series A Conversion Price and the Series B Conversion Price pursuant to the terms of Certificate of Incorporation.

(v)                                 “Series B Qualified Financing” shall mean any transaction other than a Qualified Financing involving the issuance or sale of equity securities of the Corporation that would result in the reduction of the Series B Conversion Price pursuant to the terms of this Certificate of Incorporation.

C. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1.                                       Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2.                                       Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1.                                       General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.                                       Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3.                                       Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, except as otherwise provided for those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Brian G. Atwood, Claire M. Fraser-Liggett and Steven St. Peter; the initial Class II Directors of the Corporation shall be Peter Barrett, Robert F. Higgins and Theo Melas-Kyriaz; and the initial Class III Directors of the Corporation shall be Noubar B. Afeyan and Stanley N Lapidus. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2010. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

4.                                       Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.                                       Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors)

may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

AMENDMENT OF BY-LAWS

1.                                       Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2.                                       Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

[End of Text]

THIS THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this           day of May, 2007.

HELICOS BIOSCIENCES CORPORATION

By:
Stanley N. Lapidus
President and Chief Executive Officer